Exhibit 99.1

CONTACT: David Foy (203) 458-5850

WHITE MOUNTAINS REPORTS ADJUSTED BOOK VALUE PER SHARE OF $667,
UP 1.7% FOR THE QUARTER

HAMILTON, Bermuda (July 29, 2014) - White Mountains Insurance Group, Ltd. (NYSE: WTM) reported an adjusted book value per share of $667 at June 30, 2014, up 1.7% for the second quarter of 2014 and up 4.0% for the first six months of 2014, including dividends.

Ray Barrette, Chairman and CEO, commented, “It was a bit of a mixed quarter except for Sirius Group reporting another strong result with an 81% combined ratio.  OneBeacon grew book value 2.3% despite reporting a 99% combined ratio driven by a few large claims. BAM guaranteed $2.2 billion in par value, up more than 70% from last year’s second quarter, though the pricing has deteriorated quite a bit.  Our investment portfolio gained 1.5% but we trailed our benchmarks in a strong up quarter for both stocks and bonds.”

Adjusted comprehensive income was $68 million in the second quarter of 2014 compared to an $8 million adjusted comprehensive loss in the second quarter of last year. Adjusted comprehensive income was $156 million in the first six months of 2014 compared to $108 million in the first six months of last year. Net income attributable to common shareholders was $96 million in the second quarter and $191 million in the first six months of 2014, compared to $26 million and $147 million in the second quarter and first six months of last year.

OneBeacon

OneBeacon’s book value per share increased 2.3% for the second quarter and 6.6% for the first six months of 2014, including dividends. OneBeacon’s GAAP combined ratio was 99% for the second quarter of 2014 compared to 94% for the second quarter of last year, while the GAAP combined ratio was 94% for the first six months of 2014 compared to 91% for the first six months of last year. The combined ratios for the second quarter and first six months of 2014 reflect higher loss ratios, driven by an elevated level of large loss activity, partially offset by lower expense ratios. There were 3 points and 1 point of unfavorable loss reserve development in the second quarter and first six months of 2014 compared to one point of favorable loss reserve development in each period last year.

Mike Miller, CEO of OneBeacon, said, “We had a tough quarter driven by a few large claims coming from current and prior years. We are confident that the underlying book continues to perform well. For six months, we reported a 94% combined ratio and 6.6% growth in book value per share. Market conditions are increasingly competitive, but we are well-positioned and focused on profitability. Premiums were up 20%, principally due to new crop premiums and growth in our newer Programs and Surety business units. Excluding these new businesses, our premium growth through June 30 is up 6% over the first half of last year. We expect to close the runoff sale in the second half of the year.”

Net written premiums were $296 million in the second quarter and $607 million in the first six months of 2014, increases of 20% and 19% from last year. The increase reflects particularly strong growth in OneBeacon's newer units - OneBeacon Program Group, OneBeacon Surety Group and OneBeacon Crop Insurance. Excluding the $36 million and $65 million increase in net premiums written for these new businesses, premiums grew 5% and 6% for the second quarter and first six months of 2014.

Sirius Group

Sirius Group’s GAAP combined ratio was 81% for the second quarter of 2014 compared to 79% for the second quarter of last year, while the GAAP combined ratio was 77% for the first six months of 2014 compared to 80% for the first six months of last year. The combined ratios for the 2014 periods benefited from lower catastrophe losses compared to the 2013 periods, while the 2013 periods benefited from profit commissions earned on European property retrocessional treaties. The second quarter of 2014 included 6 points ($12 million) of catastrophe losses, primarily from storms and floods in Europe, compared to 16 points ($35 million) of catastrophe losses in the second quarter of last year, primarily from flood losses in Europe. The first six months of 2014 included 3 points ($14 million) of catastrophe losses compared to 9 points ($37 million) in the first six months of last year. The combined ratios for the second quarter and the first six months of last year included 9 points and 5 points of profit commissions from European property retrocessional treaties. Favorable loss reserve development was 3 points ($6 million) and 4 points ($16 million) in the second quarter and first six months of 2014 and was primarily due to reductions in property loss reserves, including reductions for prior period catastrophe losses, compared to 7 points ($14 million) and 2 points ($10 million) in the second quarter and first six months of 2013.

Allan Waters, CEO of Sirius Group, said, “Our 77% combined ratio for the first six months was a strong start to 2014, assisted by low catastrophe activity. Sirius Group’s adjusted book value per share grew 6% over the first six months. Written premiums are off only 3% from prior year-to-date, reflecting Sirius Group’s strong global position while maintaining underwriting discipline in a highly competitive environment.”

In the second quarter of 2014, gross written premiums decreased 8% to $239 million and net written premiums decreased 9% to $187 million, reflecting primarily decreases in property catastrophe excess business. In the first six months of 2014, gross and net written premiums decreased 3%, to $691 million and $521 million, also reflecting primarily decreases in property catastrophe excess business.

HG Global/BAM

In the second quarter of 2014, BAM guaranteed $2.2 billion of municipal bonds, $2.1 billion of which were in the primary market, up more than 70% from the second quarter of last year. As of June 30, 2014, BAM’s total claims paying resources were $582 million on total insured par (including policies priced but not yet closed) of $8.4 billion.

HG Global reported pre-tax income of $5 million and $10 million in the second quarter and first six months of 2014 compared to pre-tax income of $8 million and $18 million in the second quarter and first six months of last year. The decrease in both periods was driven by lower interest income on the BAM surplus notes. White Mountains reported $8 million and $17 million of GAAP pre-tax losses relating to BAM in the second quarter and first six months of 2014 compared to GAAP pre-tax losses of $27 million and $45 million in the second quarter and first six months of last year.  The improvement in both periods was due to lower interest accruals on the surplus notes and better mark-to-market results from BAM’s investment portfolio. BAM’s affairs are managed on a statutory accounting basis, and it does not report stand-alone GAAP financial results. BAM’s statutory net loss was $8 million in the second quarter of 2014 and $7 million in the second quarter of last year. As a mutual insurance company that is owned by its members, BAM’s results do not affect White Mountains’s adjusted book value per share. However, White Mountains is required to consolidate BAM’s results in its GAAP financial statements and its results are attributed to non-controlling interests.

Seán W. McCarthy, CEO of BAM, said, “BAM had its most productive quarter yet both in terms of par insured and the number of transactions, guaranteeing 247 primary- and secondary-market transactions with a par value of $2.2 billion. We benefited from increased interest in bond insurance among investors, particularly as Puerto Rico’s credit situation is prompting a reassessment of municipal exposures.  Through June 30, the volume of insured primary-market transactions has increased nearly 30%, even as overall bond sales declined 17%. In this environment, investors see value in BAM’s guaranty because the company only insures municipal debt, applies low limits on its exposure to any single risk, and has no exposure to below-investment-grade borrowers. We also see increasing awareness of and appreciation for BAM’s industry-leading commitment to improve financial disclosure and transparency through the publication of Obligor Disclosure Briefs - credit summaries of each transaction that are posted on our website and available to everyone in the market.”

Other Operations

White Mountains’s Other Operations segment reported pre-tax income of $4 million in the second quarter of 2014 and a pre-tax loss of $8 million in the first six months of 2014, compared to a $10 million pre-tax loss in the second quarter and $1 million of pre-tax income in the first six months of last year.

White Mountains’s Other Operations segment reported net realized and unrealized investment gains of $29 million and $42 million in the second quarter and first six months of 2014, compared to net realized and unrealized investment losses of $7 million in the second quarter of last year and net realized and unrealized gains of $28 million in the first six months of last year. WM Life Re reported break-even results in the second quarter and $3 million of losses in the first six months of 2014 compared to $3 million and $9 million of losses in the second quarter and first six months of last year.  The Other Operations segment also included gains of $15 million and $11 million in the second quarter and first six months of last year from increases in the value of White Mountains’s investment in Symetra warrants prior to their exercise in June 2013.

Investment in Symetra Common Shares

During the second quarter and first six months of 2014, White Mountains recorded $12 million and $26 million in equity in earnings from its investment in Symetra’s common shares, which increased the value of the investment in Symetra’s common shares used in the calculation of White Mountains’s adjusted book value per share to $19.17 per Symetra common share at June 30, 2014. This compares to Symetra’s quoted stock price of $22.74 and Symetra’s book value per common share (excluding unrealized gains (losses) from its fixed maturity portfolio) of $21.04.

Investment Activities

The GAAP total return on invested assets was 1.5% and 2.6% for the second quarter and first six months of 2014, which included 0.1% of currency losses in both periods.  This compared to -0.8% and 0.6% for the second quarter and first six months of last year, which included 0.2% and 0.6% of currency losses.
Manning Rountree, President of White Mountains Advisors, said, “The total portfolio was up 1.5% for the quarter.  Absolute returns were solid.  Relative returns were weak.  Our short-duration fixed income portfolio returned 0.9%, lagging the Barclay’s Intermediate Aggregate index return as interest rates fell in the quarter.  The equity portfolio was up 3.7% in the quarter, lagging the S&P 500.  USD strengthening, in particular against the SEK, reduced returns by 0.1% in the quarter.”

Additional Information

White Mountains is a Bermuda-domiciled financial services holding company traded on the New York Stock Exchange and the Bermuda Stock Exchange under the symbol WTM. Additional financial information and other items of interest are available at the company’s website located at www.whitemountains.com. White Mountains expects to file its Form 10-Q today with the Securities and Exchange Commission and urges shareholders to refer to that document for more complete information concerning its financial results.

Regulation G

This earnings release includes two non-GAAP financial measures that have been reconciled to their most comparable GAAP financial measures. White Mountains believes these measures to be more relevant than comparable GAAP measures in evaluating White Mountains’s financial performance.

Adjusted book value per share is a non-GAAP financial measure which is derived by expanding the calculation of GAAP book value per share to exclude equity in net unrealized gains (losses) from Symetra’s fixed maturity portfolio, net of applicable taxes, from book value. In addition, the number of common shares outstanding used in the calculation of adjusted book value per White Mountains's common share are adjusted to exclude unearned restricted common shares, the compensation cost of which, at the date of calculation, has yet to be amortized. The reconciliation of adjusted book value per share to GAAP book value per share is included on page 7.

Adjusted comprehensive income (loss) is a non-GAAP financial measure that excludes the change in equity in net unrealized gains (losses) from Symetra’s fixed maturity portfolio, net of applicable taxes, from comprehensive income (loss) attributable to White Mountains’s common shareholders. The reconciliation of adjusted comprehensive income (loss) to GAAP comprehensive income (loss) attributable to White Mountains’s common shareholders is included on page 8.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This earnings release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included or referenced in this release which address activities, events or developments which White Mountains expects or anticipates will or may occur in the future are forward-looking statements. The words “will”, “believe”, “intend”, “expect”, “anticipate”, “project”, “estimate”, “predict” and similar expressions are also intended to identify forward-looking statements. These forward-looking statements include, among others, statements with respect to White Mountains’s:

•	change in adjusted book value per share or return on equity;

•	business strategy;

•	financial and operating targets or plans;

•	incurred loss and loss adjustment expenses and the adequacy of its loss and loss adjustment expense reserves and related reinsurance;

•	projections of revenues, income (or loss), earnings (or loss) per share, dividends, market share or other financial forecasts;

•	expansion and growth of its business and operations; and

•	future capital expenditures.

These statements are based on certain assumptions and analyses made by White Mountains in light of its experience and perception of historical trends, current conditions and expected future developments, as well as other factors believed to be appropriate in the circumstances. However, whether actual results and developments will conform to its expectations and predictions is subject to a number of risks and uncertainties that could cause actual results to differ materially from expectations, including:

•	the risks associated with Item 1A of White Mountains’s 2013 Annual Report on Form 10-K;

•	claims arising from catastrophic events, such as hurricanes, earthquakes, floods, fires, terrorist attacks or severe winter weather;

•	the continued availability of capital and financing;

•	general economic, market or business conditions;

•	business opportunities (or lack thereof) that may be presented to it and pursued;

•	competitive forces, including the conduct of other property and casualty insurers and reinsurers;

•	changes in domestic or foreign laws or regulations, or their interpretation, applicable to White Mountains, its competitors or its customers;

•	an economic downturn or other economic conditions adversely affecting its financial position;

•	recorded loss reserves subsequently proving to have been inadequate;

•	actions taken by ratings agencies from time to time, such as financial strength or credit ratings downgrades or placing ratings on negative watch; and

•	other factors, most of which are beyond White Mountains’s control.

Consequently, all of the forward-looking statements made in this earnings release are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by White Mountains will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, White Mountains or its business or operations. White Mountains assumes no obligation to publicly update any such forward-looking statements, whether as a result of new information, future events or otherwise.

WHITE MOUNTAINS INSURANCE GROUP, LTD.
CONDENSED CONSOLIDATED BALANCE SHEETS
(millions)
(Unaudited)

	June 30, 2014	December 31, 2013	June 30, 2013
Assets
Fixed maturity investments	$5,008.0	$5,030.5	$4,931.9
Short-term investments	564.0	635.9	606.8
Common equity securities	1,206.1	1,156.8	1,029.5
Convertible fixed maturity investments	70.7	80.5	74.1
Other long-term investments	313.0	288.9	303.3
Total investments	7,161.8	7,192.6	6,945.6

Cash	331.0	382.8	348.3
Reinsurance recoverable on paid and unpaid losses	452.1	453.5	404.7
Insurance and reinsurance premiums receivable	717.9	518.9	706.7
Funds held by ceding companies	89.0	106.3	98.2
Investments in unconsolidated affiliates	419.1	321.4	331.9
Deferred acquisition costs	191.2	174.7	180.6
Deferred tax asset	462.8	512.1	540.5
Ceded unearned insurance and reinsurance premiums	142.0	92.4	137.0
Accounts receivable on unsettled investment sales	76.6	12.1	14.0
Other assets	563.7	497.4	529.2
Assets held for sale	1,750.7	1,880.1	2,047.0
Total assets	$12,357.9	$12,144.3	$12,283.7

Liabilities
Loss and loss adjustment expense reserves	$3,053.3	$3,079.3	$3,057.9
Unearned insurance and reinsurance premiums	1,093.4	901.4	1,015.0
Debt	677.5	676.4	676.3
Deferred tax liability	336.5	356.2	317.5
Ceded reinsurance payable	159.2	71.9	156.9
Funds held under insurance and reinsurance contracts	124.0	127.1	75.5
Accounts payable on unsettled investment purchases	28.2	20.5	55.7
Other liabilities	526.5	634.0	691.5
Liabilities held for sale	1,750.7	1,880.1	2,047.0
Total liabilities	7,749.3	7,746.9	8,093.3

Equity
White Mountains’s common shareholders’ equity
White Mountains’s common shares and paid-in surplus	1,053.9	1,051.1	1,042.4
Retained earnings	2,965.8	2,802.3	2,627.2
Accumulated other comprehensive income (loss), after tax:
Equity in net unrealized gains (losses) from investments in Symetra common shares	29.0	(40.4)	(16.3)
Net unrealized foreign currency translation gains	52.5	88.4	47.2
Pension liability and other	4.3	4.1	(11.3)
Total White Mountains’s common shareholders’ equity	4,105.5	3,905.5	3,689.2

Non-controlling interests
Non-controlling interest - OneBeacon Ltd.	280.6	273.7	258.4
Non-controlling interest - SIG Preference Shares	250.0	250.0	250.0
Non-controlling interest - HG Global	18.2	16.6	16.6
Non-controlling interest - BAM	(107.2)	(97.6)	(71.7)
Non-controlling interest - other	61.5	49.2	47.9
Total non-controlling interests	503.1	491.9	501.2
Total equity	4,608.6	4,397.4	4,190.4
Total liabilities and equity	$12,357.9	$12,144.3	$12,283.7

WHITE MOUNTAINS INSURANCE GROUP, LTD.
BOOK VALUE AND ADJUSTED BOOK VALUE PER SHARE
(Unaudited)

	June 30, 2014	March 31, 2014	December 31, 2013	June 30, 2013
Book value per share numerators (in millions):

White Mountains’s common shareholders’ equity - book value per share numerator (1)	$4,105.5	$4,014.5	$3,905.5	$3,689.2
Equity in net unrealized losses (gains) from Symetra’s fixed maturity portfolio, net of applicable taxes	(29.0)	3.9	40.4	16.3
Adjusted book value per share numerator (1)	$4,076.5	$4,018.4	$3,945.9	$3,705.5

Book value per share denominators (in thousands of shares):

Common shares outstanding - book value per share denominator (1)	6,150.5	6,174.4	6,176.7	6,176.5
Unearned restricted common shares	(38.1)	(45.7)	(33.0)	(49.2)
Adjusted book value per share denominator (1)	6,112.4	6,128.7	6,143.7	6,127.3

Book value per share	$667.51	$650.18	$632.30	$597.29
Adjusted book value per share	$666.92	$655.67	$642.27	$604.75

(1) Excludes out-of-the-money stock options.

	June 30, 2014	March 31, 2014	December 31, 2013	June 30, 2013
	YTD	YTD	YTD	YTD

Growth in adjusted book value per share, including dividends	4.0%	2.2%	9.5%	3.1%

Dividends per share	$1.00	$1.00	$1.00	$1.00

WHITE MOUNTAINS INSURANCE GROUP, LTD.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
(millions, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
Revenues:
Earned insurance and reinsurance premiums	$503.4	$497.5	$997.0	$992.9
Net investment income	29.1	28.7	53.4	57.2
Net realized and unrealized investment gains (losses)	113.9	(37.3)	177.7	37.9
Other revenue	6.4	.4	3.0	28.7

Total revenues	652.8	489.3	1,231.1	1,116.7
Expenses:
Loss and loss adjustment expenses	282.7	274.6	512.0	518.9
Insurance and reinsurance acquisition expenses	98.9	76.1	194.0	174.3
Other underwriting expenses	81.9	84.5	163.3	163.6
General and administrative expenses	70.1	40.1	120.2	82.7
Accretion of fair value adjustment to loss and lae reserves	.2	.1	.4	1.3
Interest expense	10.0	10.3	20.1	20.5

Total expenses	543.8	485.7	1,010.0	961.3

Pre-tax income from continuing operations	109.0	3.6	221.1	155.4

Income tax (expense) benefit	(23.9)	.6	(54.2)	(41.0)

Net income from continuing operations	85.1	4.2	166.9	114.4

Net income from discontinued operations, net of tax	2.6	3.9	2.1	4.4

Income before equity in earnings of unconsolidated affiliates	87.7	8.1	169.0	118.8

Equity in earnings of unconsolidated affiliates, net of tax	12.5	7.1	26.3	16.3

Net income	100.2	15.2	195.3	135.1
Net (income) loss attributable to non-controlling interests	(4.6)	11.1	(4.1)	11.6

Net income attributable to White Mountains’s common shareholders	95.6	26.3	191.2	146.7

Comprehensive income (loss), net of tax:
Change in equity in net unrealized gains (losses) from investments in Symetra common shares, net of tax	32.9	(66.0)	69.4	(74.0)
Change in foreign currency translation, pension liability and other	(27.9)	(34.6)	(35.7)	(38.3)

Comprehensive income (loss) attributable to White Mountains’s common shareholders	100.6	(74.3)	224.9	34.4

Change in equity in net unrealized (gains) losses from Symetra’s fixed maturity portfolio, net of applicable taxes	(32.9)	66.0	(69.4)	74.0

Adjusted comprehensive income (loss)	$67.7	$(8.3)	$155.5	$108.4

Income per share attributable to White Mountains’s common shareholders
Basic income per share
Continuing operations	$15.10	$3.62	$30.66	$22.84
Discontinued operations	.43	.64	.34	.71
Total consolidated operations	$15.53	$4.26	$31.00	$23.55

Diluted income per share
Continuing operations	$15.10	$3.62	$30.66	$22.84
Discontinued operations	.43	.64	.34	.71
Total consolidated operations	$15.53	$4.26	$31.00	$23.55

WHITE MOUNTAINS INSURANCE GROUP, LTD.
QTD SEGMENT STATEMENTS OF PRE-TAX INCOME (LOSS)
(millions)
(Unaudited)

For the Three Months Ended June 30, 2014			HG Global/BAM
	OneBeacon	Sirius Group	HG Global	BAM	Other	Total
Revenues:
Earned insurance and reinsurance premiums	$290.9	$209.6	$.3	$.1	$2.5	$503.4
Net investment income	11.7	11.8	.3	1.4	3.9	29.1
Net investment income (loss) - surplus note interest	—	—	4.0	(4.0)	—	—
Net realized and unrealized investment gains	21.9	58.4	.9	3.8	28.9	113.9
Other revenue - foreign currency translation losses	—	(16.3)	—	—	—	(16.3)
Other revenue	1.0	(2.9)	—	.1	24.5	22.7

Total revenues	325.5	260.6	5.5	1.4	59.8	652.8
Expenses:
Loss and loss adjustment expenses	186.1	91.4	—	—	5.2	282.7
Insurance and reinsurance acquisition expenses	49.6	48.8	.1	.5	(.1)	98.9
Other underwriting expenses	51.7	30.2	—	.1	(.1)	81.9
General and administrative expenses	3.6	6.7	.4	8.8	50.6	70.1
Accretion of fair value adjustment to loss and lae reserves	—	.2	—	—	—	.2
Interest expense	3.3	6.6	—	—	.1	10.0

Total expenses	294.3	183.9	.5	9.4	55.7	543.8

Pre-tax income (loss)	$31.2	$76.7	$5.0	$(8.0)	$4.1	$109.0

For the Three Months Ended June 30, 2013			HG Global/BAM
	OneBeacon	Sirius Group	HG Global	BAM	Other	Total
Revenues:
Earned insurance and reinsurance premiums	$280.8	$216.6	$.1	$—	$—	$497.5
Net investment income	11.4	11.4	.2	1.1	4.6	28.7
Net investment income (loss) - surplus note interest	—	—	10.0	(10.0)	—	—
Net realized and unrealized investment (losses) gains	(25.5)	6.7	(2.0)	(9.4)	(7.1)	(37.3)
Other revenue - foreign currency translation losses	—	(16.7)	—	—	—	(16.7)
Other revenue - Symetra warrants	—	—	—	—	14.5	14.5
Other revenue	.6	.7	—	—	1.3	2.6

Total revenues	267.3	218.7	8.3	(18.3)	13.3	489.3
Expenses:
Loss and loss adjustment expenses	157.0	117.6	—	—	—	274.6
Insurance and reinsurance acquisition expenses	52.5	23.2	—	.4	—	76.1
Other underwriting expenses	54.6	29.8	—	.1	—	84.5
General and administrative expenses	2.9	5.9	.5	7.9	22.9	40.1
Accretion of fair value adjustment to loss and lae reserves	—	.1	—	—	—	.1
Interest expense	3.3	6.5	—	—	.5	10.3

Total expenses	270.3	183.1	.5	8.4	23.4	485.7

Pre-tax (loss) income	$(3.0)	$35.6	$7.8	$(26.7)	$(10.1)	$3.6

WHITE MOUNTAINS INSURANCE GROUP, LTD.
YTD SEGMENT STATEMENTS OF PRE-TAX INCOME (LOSS)
(millions)
(Unaudited)

For the Six Months Ended June 30, 2014			HG Global/BAM
	OneBeacon	Sirius Group	HG Global	BAM	Other	Total
Revenues:
Earned insurance and reinsurance premiums	$567.4	$425.1	$.5	$.2	$3.8	$997.0
Net investment income	21.7	20.5	.6	2.8	7.8	53.4
Net investment income (loss) - surplus note interest	—	—	7.9	(7.9)	—	—
Net realized and unrealized investment gains	40.8	86.5	1.6	6.8	42.0	177.7
Other revenue - foreign currency translation losses	—	(20.2)	—	—	—	(20.2)
Other revenue	2.0	(4.3)	—	.3	25.2	23.2

Total revenues	631.9	507.6	10.6	2.2	78.8	1,231.1
Expenses:
Loss and loss adjustment expenses	335.5	170.2	—	—	6.3	512.0
Insurance and reinsurance acquisition expenses	96.3	96.2	.2	.9	.4	194.0
Other underwriting expenses	101.1	62.0	—	.2	—	163.3
General and administrative expenses	6.9	14.9	.8	17.7	79.9	120.2
Accretion of fair value adjustment to loss and lae reserves	—	.4	—	—	—	.4
Interest expense	6.5	13.2	—	—	.4	20.1

Total expenses	546.3	356.9	1.0	18.8	87.0	1,010.0

Pre-tax income (loss)	$85.6	$150.7	$9.6	$(16.6)	$(8.2)	$221.1

For the Six Months Ended June 30, 2013			HG Global/BAM
	OneBeacon	Sirius Group	HG Global	BAM	Other	Total
Revenues:
Earned insurance and reinsurance premiums	$567.3	$425.5	$.1	$—	$—	$992.9
Net investment income	20.8	24.5	.5	2.2	9.2	57.2
Net investment income (loss) - surplus note interest	—	—	20.1	(20.1)	—	—
Net realized and unrealized investment gains (losses)	2.9	19.8	(2.2)	(10.5)	27.9	37.9
Other revenue - foreign currency translation losses	—	(13.4)	—	—	—	(13.4)
Other revenue - Symetra warrants	—	—	—	—	10.8	10.8
Other revenue	24.6	7.9	—	.1	(1.3)	31.3

Total revenues	615.6	464.3	18.5	(28.3)	46.6	1,116.7
Expenses:
Loss and loss adjustment expenses	305.9	213.0	—	—	—	518.9
Insurance and reinsurance acquisition expenses	107.3	66.5	—	.5	—	174.3
Other underwriting expenses	103.9	59.5	—	.2	—	163.6
General and administrative expenses	6.9	14.2	.8	16.1	44.7	82.7
Accretion of fair value adjustment to loss and lae reserves	—	1.3	—	—	—	1.3
Interest expense	6.5	13.1	—	—	.9	20.5

Total expenses	530.5	367.6	.8	16.8	45.6	961.3

Pre-tax income (loss)	$85.1	$96.7	$17.7	$(45.1)	$1.0	$155.4

WHITE MOUNTAINS INSURANCE GROUP, LTD.
SELECTED FINANCIAL DATA
(Dollars in millions)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
OneBeacon	2014	2013	2014	2013

GAAP Ratios
Loss and LAE	64%	56%	59%	54%
Expense	35%	38%	35%	37%
Combined	99%	94%	94%	91%

Net written premiums	$295.9	$246.9	$607.0	$512.0
Earned premiums	$290.9	$280.8	$567.4	$567.3

	Three Months Ended June 30,		Six Months Ended June 30,
Sirius Group	2014	2013	2014	2013

GAAP Ratios
Loss and LAE	44%	54%	40%	50%
Expense	37%	25%	37%	30%
Combined	81%	79%	77%	80%

Gross written premiums	$238.6	$259.0	$691.3	$710.6
Net written premiums	$187.2	$205.2	$520.5	$539.3
Earned premiums	$209.6	$216.6	$425.1	$425.5

	Three Months Ended June 30,		Six Months Ended June 30,
BAM	2014	2013	2014	2013

Gross par value of primary market policies priced	$2,113.3	$1,262.4	$3,448.5	$2,128.9
Gross par value of secondary market policies priced	77.5	25.0	255.3	93.0
Total gross par value of market policies priced	$2,190.8	$1,287.4	$3,703.8	$2,221.9
Gross par value of primary and secondary market policies issued	$1,781.1	$1,427.5	$3,110.1	$2,100.5
Gross written premiums	$2.4	$3.3	$7.2	$5.3
Member surplus contributions collected	$2.9	$4.5	$7.7	$8.0

As of June 30, 2014
Policyholders’ surplus	$459.9
Contingency reserve	2.5
Qualified statutory capital	462.4
Net unearned premiums	4.4
Present value of future installment premiums	1.0
Collateral trusts	113.8
Claims paying resources	$581.6

	Three Months Ended June 30,		Six Months Ended June 30,
HG Global	2014	2013	2014	2013

Net written premiums	$1.9	$2.6	$5.6	$4.1
Earned premiums	$.3	$—	$.5	—

As of June 30, 2014
Unearned premiums	$15.0
Deferred acquisition costs	$3.4